Exhibit 10.55

Director Compensation

For 2006, each non-employee director will receive an annual retainer of $10,000, a fee of $2,500 per in-person board meeting attended, and a fee of $1,000 per telephonic board or telephonic committee meeting attended. Also, directors who serve as committee chairmen for board committees will receive an additional annual retainer of $2,500 per year.